UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 20, 2016

POWIN CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-54015	87-0455378
State or other jurisdiction incorporation	Commission File Number	IRS Employer
Identification No.

20550 SW 115th Ave. Tualatin, OR 97062
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (503) 598-6659

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 20, 2016. Geoffrey L. Brown was appointed President of the Company’s subsidiary, Powin Energy Corporation.

Mr. Brown has over ten years of commercial and technical experience in the wind, solar and energy storage industry. He has been involved in renewable and energy storage sales efforts to utility and industrial customers across North America. From 2015 to January 2016, he was the Director of Business Development of Microgrid development for NRG Renew, Inc. From 2013 to 2014, he served as the Director of Business Development for energy storage system sales for Beacon Power, LLC. Mr. Brown was Director of Renewable Energy Business Development for Element Power US, LLC in Portland, OR from 2009 to 2013. Mr. Brown holds a BS in Biological and Environment Engineering from Cornell University School of Engineering.

Mr. Brown and Powin Energy Corporation entered into a three-year employment agreement which provides for an annual salary of $240,000. Under the agreement, Mr. Brown will be eligible to receive annual equity grants and to earn an annual cash bonus measured by criteria to be established by the Board of Directors. In addition, Mr. Brown will be granted restricted stock units representing 4% of the Corporation’s common stock.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement dated July 20, 2016 filed as Exhibit 10.1 to this Report and is hereby incorporated by reference into this Item 5.02.

Section 9-	Financial Statement and Exhibits

Item 9.01	Financial Statement and Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated July 20, 2016 between Geoffrey L. Brown and Powin Energy Corporation.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWIN CORPORATION
Dated: July 26, 2016	By:	/s/ Joseph Lu
President and Chief Executive Officer